Exhibit 99.1

HireQuest Reports Financial Results for Second Quarter 2022

Q2 2022 Revenue Grows 62.8% YoY to $9.3 million

Q2 2022 Net Income from Continuing Operations Increases 74.9% YoY to $4.8 million

GOOSE CREEK, South Carolina – August 9, 2022 – HireQuest, Inc. (Nasdaq: HQI), a national franchisor of direct dispatch, executive search, and commercial staffing services, today reported financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Summary

●

Franchise royalties increased 32.5% to $7.2 million compared to $5.5 million in the prior year period. Organic royalties, which exclude the effect of acquisitions, increased 40.7% over the prior year period.

●	Staffing revenue from owned locations was $1.3 million.
●	Total revenue increased 62.8% to $9.3 million compared to $5.7 million in the prior year period.
●	Net income from continuing operations increased 74.9% to $4.8 million, or $0.35 per diluted share, compared to net income of $2.7 million, or $0.20 per diluted share in the prior year period.
●	Record adjusted EBITDA of $5.9 million compared to $4.4 million in the prior year period.

Year-To-Date 2022 Summary

●

Franchise royalties increased 58.4% to $13.8 million compared to $8.7 million for the six-months ended June 30, 2021. Organic royalties, which exclude the effect of acquisitions, increased 28.2% over the same prior year period.

●	Staffing revenue from owned locations was $2.4 million.
●	Total revenue increased 91.4% to $17.4 million compared to $9.1 million in the prior year period.
●

Net income from continuing operations was $5.3 million, or $0.39 per diluted share, compared to net income of $6.5 million, or $0.47 per diluted share in the prior year period. The decrease was primarily due to gains and losses stemming from acquisitions and the conversion of acquired assets into franchises.

●	Adjusted EBITDA of $11.2 million compared to $5.9 million in the prior year period.

System-wide sales for the second quarter of 2022 were $120.0 million compared to $89.7 million for the same period in 2021. Organic system-wide sales, which exclude acquisitions made in 2021 and 2022, increased 29.8% compared to the prior year period.

Rick Hermanns, HireQuest’s President and Chief Executive Officer, commented on the results, “Our strong second quarter results continued to show both organic and acquisition growth across the companies’ franchised locations. The strong performance reflects, among other things, the entrepreneurial drive of our franchisees, organic locations opened over the last year, and the recovery from the pandemic affected environment a year ago. Furthermore, the current economic backdrop of rising wages and labor shortages is creating a favorable demand environment. By utilizing HireQuest’s franchisees, companies are reducing the costs of permanent hiring while gaining access to quality labor in a supply-constrained environment.”

Mr. Hermanns concluded, “With the three acquisitions we made in the first quarter of 2022, we have substantially expanded our geographical and industry coverage and now have a foothold in virtually all segments of the $168 billion staffing and recruiting marketplace.”

Second Quarter 2022 Financial Results

The company’s gross profit is calculated by aggregating its revenue derived from franchise royalties, gross profit from owned locations, and service revenue. Franchise royalties are the royalties earned from franchisees primarily on the basis of their sales to their customers. Gross profit from owned locations is sales at owned locations less the cost of staffing revenue. Service revenue consists of interest charged to franchisees on overdue accounts and other fees for optional services we provide our franchisees.

Franchise royalties in the second quarter of 2022 were $7.2 million compared to $5.5 million in the year-ago quarter. Organic royalties, which excludes the contribution from acquisitions, increased 40.7%. Service revenue was $780 thousand compared to $256 thousand in the prior-year quarter. Staffing revenue from owned locations was $1.3 million. Total revenue in the second quarter of 2022 was $9.3 million compared to $5.7 million in the year-ago quarter, an increase of 62.8%.

Gross profit in the second quarter of 2022 was $8.3 million compared to $5.7 million in the year-ago quarter, an increase of 46.2%.

Selling, general and administrative (“SG&A”) expenses in the second quarter of 2022 were $3.5 million or 2.9% of system-wide sales compared to $2.0 million, or 2.3% of system-wide sales for the second quarter last year. The change in SG&A expense is primarily due to an approximately $766 thousand increase in salaries and benefits. This is a result of a higher headcount intended to keep pace with system-wide sales growth resulting from acquisitions and organic growth in 2021 and 2022.

SG&A in the second quarter of 2022 also includes a $233 thousand expense related to the write down of certain notes receivable. Most other core SG&A expenses remained relatively flat as a percentage of system-wide sales.

Other miscellaneous income in the second quarter of 2022 was approximately $1.5 million, compared to income of $30 thousand for the second quarter last year. In the second quarter of 2022, we recognized approximately $1.4 million in gains resulting from the conversion of the Temporary Alternatives, Dubin, and Northbound acquisitions to franchises. The gain is a partial reversal of the $3.6 million loss recognized in the first quarter of 2022 due to valuation adjustments as the accounting for those transactions was being finalized. Subsequent valuation adjustments included a $1.3 million decrease to that loss and the recognition of $1.1 million in Goodwill.

Net income from continuing operations in the second quarter of 2022 increased 74.9% to $4.8 million, or $0.35 per diluted share, compared to net income from continuing operations of $2.7 million, or $0.20 per diluted share, in the second quarter last year.

Adjusted EBITDA for the second quarter of 2022 was $5.9 million compared to $4.4 million in the second quarter last year.

Year-To-Date 2022 Financial Results

Franchise royalties for the six-months ended June 30, 2022, was $13.8 million compared to $8.7 million for the same period in 2021. Organic royalties, excluding the contribution from acquisitions, increased 28.2%. Service revenue was $1.2 million compared to $399 thousand in the prior-year period. Staffing revenue from owned locations for the 2022 year-to-date period was $2.4 million. Total revenue was $17.4 million compared to $9.1 million in the same year-ago period, an increase of 91.4%.

Gross profit in the first half of 2022 was $15.7 million compared to $9.1 million in the prior-year period, an increase of 72.6%.

SG&A expenses in the first half of 2022 were $6.4 million or 2.9% of system-wide sales compared to $5.9 million, or 4.0% of system-wide sales for the same period of 2021. The first half of 2021 included approximately $1.6 million of acquisition-related expenses.

For the first half of 2022, other miscellaneous income (loss) was a loss of approximately $1.9 million, compared to income of $3.8 million for the first half of 2021. The first half of 2022 includes approximately $2.2 million in losses resulting from the conversion of the Temporary Alternatives, Dubin, and Northbound acquisitions to franchises. The first half of 2021 included a similar loss from transferring acquired LINK locations in the amount of $1.9 million, and a bargain purchase gain of approximately $4.9 million from the Snelling acquisition, which is recorded net of deferred taxes.

Net income from continuing operations in the year-to-date period for 2022 was $5.3 million, or $0.39 per diluted share, compared to net income from continuing operations of $6.5 million, or $0.47 per diluted share, in same year-ago period. The decrease was primarily due to $2.2 million in expenses related to converting newly acquired businesses into franchises.

Adjusted EBITDA for the first half of 2022 was $11.2 million compared to $5.9 million in the same prior-year period.

Balance Sheet and Capital Structure

Cash was $1.1 million as of June 30, 2022, compared to $1.3 million as of December 31, 2021.

Total assets were $89.9 million as of June 30, 2022. Total liabilities were $38.0 million.

Working capital as of June 30, 2022, was $22.2 million compared to $20.5 million as of December 31, 2021.

At June 30, 2022 the Company had approximately $27.0 million in availability on its revolving credit facility.

On June 15, 2022, the company paid a quarterly cash dividend of $0.06 per share of common stock to shareholders of record as of June 1, 2022. The Company intends to pay a $0.06 cash dividend on a quarterly basis, but the declaration of any dividend and the exact amount each quarter will be based on its business results and financial position, and is subject to board of director discretion.

Conference Call

HireQuest will hold a conference call to discuss its financial results.

Date:	Tuesday, August 9, 2022
Time:	4:30 p.m. Eastern time
Toll-free dial-in number:	877-545-0320
International dial-in number:	973-528-0002
Entry Code:	173425

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for replay at https://www.webcaster4.com/Webcast/Page/2359/46237 and via the investor relations section of HireQuest’s website at www.hirequest.com.

A replay of the conference call will be available through August 23, 2022.

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 46237

About HireQuest

HireQuest, Inc. is a nationwide franchisor of direct dispatch, executive search, and commercial staffing solutions for HireQuest Direct, HireQuest, Snelling, Link, and Northbound Executive Search franchised offices across the United States. Through its national network of over 225 franchisee-owned offices in more than 38 states and the District of Columbia, HireQuest provides employment for approximately 75,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, clerical, medical, travel, financial services, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This news release includes, and the company’s officers and other representatives may sometimes make or provide certain estimates and other forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, among others, statements with respect to future economic conditions, future revenue or sales and the growth thereof; operating results; anticipated benefits of acquisitions, or the status of integration of those entities; the declaration, or not, of future dividends; and other similar statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.

While the company believes these statements are accurate, forward-looking statements are not historical facts and are inherently uncertain. They are based only on the company’s current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. The company cannot assure you that these expectations will occur, and its actual results may be significantly different. Therefore, you should not place undue reliance on these forward-looking statements. Important factors that may cause actual results to differ materially from those contemplated in any forward-looking statements made by the company include the following: the level of demand and financial performance of the temporary staffing industry; the financial performance of the company’s franchisees; changes in customer demand; the effects of any global pandemic including the impact of COVID-19; economic uncertainty caused by macroeconomic trends including potential inflation or a recessionary environment; uncertainty in the supply chain or economy caused by Russia’s invasion of Ukraine; the relative success or failure of acquisitions and new franchised offerings; the extent to which the company is successful in gaining new long-term relationships with customers or retaining existing ones, and the level of service failures that could lead customers to use competitors’ services; significant investigative or legal proceedings including, without limitation, those brought about by the existing regulatory environment or changes in the regulations governing the temporary staffing industry and those arising from the action or inaction of the company’s franchisees and temporary employees; strategic actions, including acquisitions and dispositions and the company’s success in integrating acquired businesses including, without limitation, successful integration following any of our various acquisitions; disruptions to the company’s technology network including computer systems and software; natural events such as severe weather, fires, floods, and earthquakes, or man-made or other disruptions of the company’s operating systems; and the factors discussed in the “Risk Factors” section and elsewhere in the company’s most recent Annual Report on Form 10-K and the quarterly reports on Form 10-Q filed thereafter.

Any forward-looking statement made by the company or its management in this news release is based only on information currently available to the company and speaks only as of the date on which it is made. The company and its management disclaim any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time, based on the occurrence of future events, the receipt of new information, or otherwise, except as required by law.

Company Contact:	Investor Relations Contact:
HireQuest, Inc.	IMS Investor Relations
David Hartley, Director of Corporate Development	John Nesbett/Jennifer Belodeau
(800) 835-6755	(203) 972-9200
Email: cdhartley@hirequest.com	Email: hirequest@imsinvestorrelations.com

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HireQuest, Inc.
Consolidated Balance Sheets

(in thousands, except par value data)	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets
Cash	$1,128	$1,256
Accounts receivable, net of allowance for doubtful accounts	45,676	38,239
Notes receivable	1,494	1,481
Prepaid expenses, deposits, and other assets	1,023	659
Prepaid workers' compensation	1,293	369
Current assets held for sale - discontinued operations	213	-
Total current assets	50,827	42,004
Property and equipment, net	4,438	4,454
Workers' compensation claim payment deposit	1,231	948
Franchise agreements, net	18,103	18,848
Other intangible assets, net	11,265	8,078
Goodwill	1,075	-
Other assets	432	334
Notes receivable, net of current portion and reserve	2,524	2,686
Total assets	$89,895	$77,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$629	$1,126
Line of credit	2,839	171
Term loans payable	654	210
Other current liabilities	3,296	2,658
Accrued payroll, benefits, and payroll taxes	2,381	3,687
Due to franchisees	12,254	7,496
Risk management incentive program liability	1,945	1,632
Workers' compensation claims liability	4,651	4,491
Total current liabilities	28,649	21,471
Term loans payable, net of current portion	3,645	2,856
Deferred tax liability	-	473
Workers' compensation claims liability, net of current portion	3,534	3,759
Franchisee deposits	2,179	2,058
Total liabilities	38,007	30,617
Commitments and contingencies (Note 8)
Stockholders' equity
Preferred stock - $0.001 par value, 1,000,000 shares authorized; none issued	-	-
Common stock - $0.001 par value, 30,000 shares authorized; 13,827 and 13,745 shares issued, respectively	14	14
Additional paid-in capital	31,781	30,472
Treasury stock, at cost - 40,423 and 33,092 shares, respectively	(146)	(146)
Retained earnings	20,239	16,395
Total stockholders' equity	51,888	46,735
Total liabilities and stockholders' equity	$89,895	$77,352

HireQuest, Inc.
Consolidated Statements of Income
(unaudited)

	Three months ended		Six months ended
(in thousands, except per share data)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Franchise royalties	$7,220	$5,451	$13,793	$8,710
Staffing revenue, owned locations	1,288	-	2,392	-
Service revenue	780	256	1,248	399
Total revenue	9,288	5,707	17,433	9,109
Cost of staffing revenue, owned locations	947	-	1,709	-
Gross profit	8,341	5,707	15,724	9,109
Selling, general and administrative expenses	3,530	2,041	6,367	5,882
Depreciation and amortization	610	366	1,176	699
Income from operations	4,201	3,300	8,181	2,528
Other miscellaneous income	1,458	30	(1,922)	3,811
Interest income	54	96	147	231
Interest and other financing expense	(109)	(20)	(157)	(25)
Net income before income taxes	5,604	3,406	6,249	6,545
Provision for income taxes	847	686	934	83
Income from continuing operations	4,757	2,720	5,315	6,462
Income from discontinued operations, net of tax	134	-	179	-
Net income	$4,891	$2,720	$5,494	$6,462

Basic earnings per share
Continuing operations	$0.35	$0.20	$0.39	$0.47
Discontinued operations	0.01	-	0.01	-
Total	$0.36	$0.20	$0.40	$0.47

Diluted earnings per share
Continuing operations	$0.35	$0.20	$0.39	$0.47
Discontinued operations	0.01	-	0.01	-
Total	$0.36	$0.20	$0.40	$0.47

Weighted average shares outstanding
Basic	13,607	13,611	13,591	13,607
Diluted	13,691	13,864	13,686	13,834

HireQuest, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited)

	Three months ended		Six months ended
(in thousands)	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income	$4,891	$2,720	$5,494	$6,462
Interest expense	109	20	157	25
Provision for income taxes	847	686	934	83
Depreciation and amortization	610	366	1,176	699
WOTC related costs	163	146	295	239
EBITDA	6,620	3,938	8,056	7,508
Non-cash compensation	364	301	610	569
Acquisition related charges, net	(1,304)	168	2,321	(2,137)
Impairment of notes receivable	233	-	233	-
Adjusted EBITDA	$5,913	$4,407	$11,220	$5,940